Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ares Capital Corporation

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included herein, our report on the senior securities table included herein and to the references to our firm under the headings “Selected Condensed Consolidated Financial Data of Ares Capital,” “Senior Securities,” and “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Los Angeles, California
May 24, 2019